Exhibit 99.1

Anthera Pharmaceuticals Announces Appointment of Dr. William Shanahan Jr. as Chief Medical Officer

Hayward CA, August 16, 2016 – Anthera Pharmaceuticals, Inc. (NASDAQ:ANTH) today announced the appointment of William Shanahan, M.D., J.D. as Chief Medical Officer.  In his role as Chief Medical Officer, Dr. Shanahan will bring his experience as a Rheumatologist and drug development to lead the blisibimod lupus program and Sollpura program, with both programs expected to report out topline data in the fourth quarter of this year.  He will also have responsibility for the development of additional indications for blisibimod in diseases such as IgA nephropathy and cystic fibrosis and for Sollpura in celiac disease and other diseases.  In addition, he will bring extensive experience with FDA and European filings to work closely with our regulatory team in preparing the Biologics License Application (BLA) for both Sollpura and blisibimod.

“We are extremely fortunate to have William join the Anthera team in our late stages of clinical development,” said Craig Thompson, President and COO of Anthera. “His considerable expertise in guiding the clinical development of novel therapeutics will be a significant asset as we work to complete the development of and in preparing the BLA for Sollpura and blisibimod”

Dr. Shanahan joins Anthera with over 30 years of clinical development experience. Most recently, he served as the Chief Medical Officer of Arena Pharmaceuticals.  At Arena Pharmaceuticals Inc., Dr. Shanahan was involved in all aspects of preclinical and clinical development, from phase 1 through NDA filing and approval, of lorcaserin, a selective 5-HT2C agonist for weight management, as well as multiple other programs in a range of therapeutic areas. He previously served as Chief Medical Officer at Tanox from August 2000 until March 2004, developing several monoclonal antibodies for allergy, inflammation and HIV through phase 1 and phase 2. Dr. Shanahan also served as Vice President, Drug Development of Isis Pharmaceuticals, Director of Clinical Research at Pfizer Central Research, and Associate Director and Director of Clinical Research at Searle.  In addition, at the University of Connecticut School of Medicine he held various positions in the Division of Rheumatology including Assistant Professor and Clinical Associate Professor. Dr. Shanahan holds an A.B. degree from Dartmouth College, an M.D. degree from the University of California, San Francisco, and a J.D. degree from Loyola University, Chicago.

“I am excited to join Anthera as Chief Medical Officer at such a critical time for the company,” said Dr. Shanahan. “I look forward to contributing my clinical development experience to the data analysis and interpretation of the blisibimod CHABLIS-SC1 study in lupus patients, the blisibimod BRIGHT-SC final analysis in IgA nephropathy patients, and the Sollpura SOLUTION study in cystic fibrosis patients with exocrine pancreatic insufficiency, all in the fourth quarter of this year.”

After a brief transition time, Dr. James Pennington will return to his role at Anthera as Senior Clinical Fellow. “We greatly appreciate Jim’s hard work and leadership while serving as Interim Chief Medical Officer,” said Mr. Thompson. “We look forward to continuing to leverage his extensive clinical experience as we advance our clinical development program.”

About Anthera Pharmaceuticals, Inc.

Anthera Pharmaceuticals is a clinical-stage biopharmaceutical company focused on developing and commercializing products to treat serious and life-threatening diseases, including exocrine pancreatic insufficiency due to cystic fibrosis, lupus, lupus with glomerulonephritis, and IgA nephropathy. Additional information on the Company can be found at www.anthera.com.

Safe Harbor Statement

Any statements contained in this press release that refer to future events or other non-historical matters, including statements that are preceded by, followed by, or that include such words as "estimate," "intend," "anticipate," "believe," "plan," "goal," "expect," "project," or similar statements, are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on Anthera's expectations as of the date of this press release and are subject to certain risks and uncertainties that could cause actual results to differ materially as set forth in Anthera's public filings with the SEC, including Anthera's Quarterly Report on Form 10-Q for the quarter ended June 30, 2016. Anthera disclaims any intent or obligation to update any forward-looking statements, whether because of new information, future events or otherwise, except as required by applicable law.

CONTACT: Nikhil Agarwal of Anthera Pharmaceuticals, Inc.

         nagarwal@anthera.com or 510.856.5600 x5621